EX-33.5
(logo) NEWMARK
REALTY CAPITAL, INC.

MORTGAGE BANKING
AND INVESTMENTS

595 MARKET STREET
SUITE 2700
SAN FRANCISCO, CA 94105

TEL 415 956-7600
FAX 415 956-4434

WWW.E-NEWMARK.COM


February 29, 2008


Management's Assertion on
Compliance with Regulation AB Criteria

Newmark Realty Capital, Inc. and NRC Group, Inc., California corporations with identical management and ownership ("the Asserting Party") is responsible for assessing compliance, as of December 31, 2007, and for the year then ended (the Reporting Period"), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), excluding the criteria set forth in Sections 229.1122 (d) (1) (ii)-(iii), in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the servicing of the asset-backed securitization transactions serviced by the Asserting Party (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include all transactions conducted by the Asserting Party that relate to loan servicing during the Reporting Period ("the Platform"). Appendix A identifies the individual loans defined by management as constituting the Platform.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that such party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole.

Maurice J. Carron, CPA, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007, and for the Reporting Period as set forth in this assertion.


Newmark Realty Capital, Inc., and NRC Group, Inc.

Signature: /s/ Michael Heagerty

Title: 2-29-2008


(page)


SCHEDULE I

Mortgage Loan Schedule


NRC GROUP, INC.,

Annex         Mortgage    Property Name          Cut-Off Date       Primary     Primary
Pool          Loan Seller                        Balance            Servicing   Servicer
Nos.                                                                Fee Rate    Role
                                                                    (per
                                                                    annum)
3             JPMCB       Westin Portfolio       105,000,000.00     0.0200      Cashiering/
                                                                                Full
7             JPMCB       Molasky Corporate      42,300,000.00      0.0300      Cashiering/
                          Center - 3rd Loan                                     Full
8             JPMCB       Molasky Corporate      25,000,000.00      0.0300      Cashiering/
                          Center - 2nd Loan                                     Full
19            JPMCB       California Family      15,100,000.00      0.0500      Cashiering/
                          Fitness Center                                        Full



SCHEDULE I


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